Exhibit 99.1

Viracta Therapeutics Reports Third Quarter 2021 Financial Results and Provides Corporate Update

Announced that final results of Phase 1b/2 trial of nanatinostat and valganciclovir (Nana-val) in relapsed/refractory (R/R) Epstein-Barr virus-positive (EBV+) lymphoma were selected for an oral presentation at the 2021 American Society of Hematology (ASH) Annual Meeting

Continued the global expansion of pivotal NAVAL-1 trial of Nana-val in R/R EBV+ lymphoma; multiple U.S. and international sites now open for enrollment

Initiated Phase 1b/2 trial of Nana-val in patients with EBV+ solid tumors; preliminary data anticipated in 2022

Announced that preclinical data on vecabrutinib was selected for oral and poster presentations at ASH

Secured expanded $50 million credit facility from Silicon Valley Bank and Oxford Finance

Cash and cash equivalents of approximately $111.0 million as of September 30, 2021

PR Newswire, San Diego, November 10, 2021 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a precision oncology company targeting virus-associated malignancies, today announced financial results for the third quarter of 2021 and provided an update on recent corporate activities.

“Over the past months we achieved key milestones that have furthered the development of Nana-val and positioned us to broaden our addressable patient population,” said Ivor Royston, M.D., President and Chief Executive Officer of Viracta. “We expanded our clinical trial pipeline with the initiation of our EBV-positive solid tumor trial and reacquired all rights to Nana-val in China, a strategically important territory given the high prevalence of EBV-associated cancers in Asia. Looking ahead, we expect continued progress in our solid tumor trial, as well as continued global expansion of our pivotal NAVAL-1 trial in EBV-positive lymphoma. In addition, we are excited about our multiple ASH presentations that will feature final results from our Phase 1b/2 EBV-positive lymphoma trial and preclinical findings on vecabrutinib, our reversible inhibitor of Bruton's tyrosine kinase (BTK) and interleukin-2-inducible kinase (ITK), which we are exploring for potential use in combination with CAR T-cell therapy.”

Dan Chevallard, Chief Operating Officer and Chief Financial Officer of Viracta, added, “Viracta remains in a strong financial position as we move toward the end of year. We ended the third quarter with approximately $111.0 million in cash and have reiterated our plan to end the year with over $100.0 million in cash. Importantly, we have now secured access to significant additional and undrawn non-dilutive and available capital through our recently expanded credit facility. We believe our financial strength positions us well to deliver on our development and strategic objectives into 2024.”

Third Quarter 2021 and Recent Highlights

Clinical

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Continued the global expansion of pivotal NAVAL-1 trial; multiple U.S. and international sites now open for enrollment. NAVAL-1 (Nanatinostat in Combination with Valganciclovir) is a global, multicenter, open-label Phase 2 basket trial. The trial, which will include patients with multiple subtypes of R/R EBV+ lymphoma, is designed to evaluate the anti-tumor activity of Nana-val and is designed to enroll approximately 140 patients. The primary endpoint of the trial is objective tumor response rate as assessed by an independent review committee. If successful, the Company believes this trial could potentially support multiple new drug application (NDA) filings across various EBV+ lymphoma subtypes. The study

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employs a Simon two-stage design where a limited number of patients are enrolled into each cohort in Stage 1 and, if a pre-specified activity threshold is reached, additional patients will be enrolled in Stage 2. During Stage 2, the Company anticipates discussing the preliminary results with the U.S. Food and Drug Administration (FDA) and may amend the protocol to include additional patients as necessary to enable registration. The Company anticipates providing an update on the initial cohort(s) that have expanded into Stage 2 in second half of 2022.
•
Initiated a Phase 1b/2 trial of Nana-val in patients with EBV+ recurrent or metastatic nasopharyngeal carcinoma (RM-NPC) and other EBV+ solid tumors. This Phase 1b/2 open-label multicenter trial is evaluating Nana-val alone and in combination with pembrolizumab in patients with advanced EBV+ solid tumors. The Phase 1b dose escalation part will evaluate safety and determine the recommended Phase 2 dose (RP2D) of Nana-val in patients with EBV+ RM-NPC. In Phase 2, up to 60 patients with EBV+ RM-NPC will be randomized to receive Nana-val at the RP2D with or without pembrolizumab to evaluate safety and preliminary efficacy. Additionally, patients with other EBV+ solid tumors will be enrolled to receive Nana-val at the RP2D in a Phase 1b dose expansion cohort. The Company anticipates providing preliminary clinical data from the trial in 2022.
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Announced an upcoming oral presentation at the 2021 ASH Annual Meeting featuring final results from VT3996-201, the Phase 1b/2 trial of Nana-val in R/R EBV+ lymphoma. Data indicate that Nana-val was well tolerated and shows promising efficacy in patients with R/R EBV+ lymphoma. The presentation’s corresponding abstract is currently available on the ASH website.

Preclinical

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Announced upcoming oral and poster presentations at the 2021 ASH Annual Meeting featuring preclinical data on vecabrutinib, a reversible inhibitor of BTK and ITK. Data to be featured in the oral presentation demonstrate that using vecabrutinib is a novel strategy to modulate CD19-targeted chimeric antigen receptor (CAR) T-cell functions by increasing their efficacy, and decreasing their toxicity, while maintaining their proliferative potential. The poster presentation will feature data showing that vecabrutinib treatment demonstrated efficacy and beneficially regulated B cell and T cell immune subsets in a preclinical murine model of sclerodermatous chronic graft-versus-host disease. The presentations’ corresponding abstracts are currently available on the ASH website.

Corporate

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Reacquired the exclusive development and commercialization rights for Nana-val in China. Following the reacquisition of the exclusive rights to develop and commercialize Nana-val in the People’s Republic of China from Shenzhen Salubris Pharmaceuticals Co., Ltd., Viracta now controls global rights to its all-oral combination therapy.
•
Secured expanded $50 million credit facility from Silicon Valley Bank (SVB) and Oxford Finance. The credit facility replaces Viracta’s prior $15 million loan and security agreement with SVB and provides the Company with the option to obtain additional non-dilutive funding at a single-digit cost of capital. Through this expanded credit facility, the Company’s existing $5 million debt balance was refinanced. The remaining $45.0 million is available and the Company is under no obligation to draw funds in the future.
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Appointed Flavia Borellini, Ph.D., and Jane F. Barlow, M.D., MPH, MBA, as independent members to its Board of Directors. Dr. Borellini has more than 25 years of executive management experience in the pharmaceutical and biotechnology industry, with a particular focus on the development of targeted oncology drugs. As the former Chief Executive Officer of Acerta Pharma, she oversaw the development and approval of the BTK inhibitor Calquence® (acalabrutinib). Dr. Barlow is currently the Chief Executive Officer of Jane Barlow & Associates, LLC and has over 25 years of leadership experience in driving cost-effective medical, diagnostic and pharmaceutical strategies.
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Expanded Scientific Advisory Board with the addition of Dr. Shannon Kenney. Dr. Kenney is the Wattawa Bascom Professor in Cancer Research at the University of Wisconsin-Madison School of Medicine and

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Public Health, in the Departments of Oncology and Medicine. She obtained her B.A. and MD degrees from Yale University and was a postdoctoral research fellow at the NIAID and the Lineberger Comprehensive Cancer Center. Dr. Kenney’s research is focused on understanding the molecular regulation and pathogenesis of EBV in both epithelial cells and B cells, including viral gene regulation, host-pathogen interactions, and virally-induced transformation.

Anticipated 2021 Milestones and Key Upcoming Events

•
Final results from the Phase 1b/2 trial of Nana-val in R/R EBV+ lymphoma (VT3996-201) will be presented in an oral presentation at the 2021 ASH Annual Meeting in December 2021
•
Results from preclinical studies of vecabrutinib will be presented in both an oral and poster presentations at the 2021 ASH Annual Meeting in December 2021

Third Quarter 2021 Financial Results

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Cash position – Cash and cash equivalents totaled approximately $111.0 million as of September 30, 2021. Viracta expects to end 2021 with greater than $100.0 million in cash and cash equivalents, which it anticipates will be sufficient to fund its operations into 2024, excluding any additional borrowings under the $50.0 million credit facility.
•
Research and development expenses – Research and development expenses were $7.1 million and $16.6 million for the three and nine-months ending September 30, 2021, respectively, compared to $3.1 million and $9.9 million for the same periods in 2020. The increase was primarily due to costs associated with the initiation of the NAVAL-1 and solid tumor trials as well as an increase in headcount and non-cash share-based compensation.
•
Purchased and acquired in-process research and development – Purchased and acquired in-process research and development expenses of $4.0 million and $88.5 million were recorded for the three and nine-months ending September 30, 2021. The expenses were related to the $4.0 million payment associated with the termination of the collaboration and license agreement with Shenzhen Salubris Pharmaceutical Co. Ltd. and non-cash and non-recurring costs of $84.5 million related to the write-off of in-process research and development acquired in the merger with Sunesis Pharmaceuticals.
•
General and administrative expenses – General and administrative expenses were $3.7 million and $11.4 million for the three and nine-months ending September 30, 2021, respectively, compared to $0.9 million and $2.8 million for the same periods in 2020. The increase was largely due to incremental costs associated with being a publicly traded company, including legal fees, audit fees, consulting expenses, filing fees and increased directors and officer’s insurance costs, in addition to an increase in non-cash share-based compensation.
•
Gain on Royalty Purchase Agreement – Gain on Royalty Purchase Agreement for the nine-months ending September 30, 2021, was associated with upfront proceeds of $13.5 million received in connection with the multi-license milestone and royalty monetization transaction with XOMA Corporation in March 2021.
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Adjusted loss from operations – Adjusted loss from operations for the nine-months ended September 30, 2021, excluding the non-recurring operating expenses associated with the write-off of in-process research and development acquired in the merger and the termination agreement with Salubris Pharmaceutical Co. Ltd. (a non-GAAP measure) was $14.5 million, compared to a loss from operations of $103.0 million. There is not a comparative adjustment to loss from operations for the same period in 2020.
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Net loss – Net loss was $14.9 million, or $0.40 per share (basic and diluted) for the quarter ended September 30, 2021, compared to a net loss of $4.1 million, or $14.22 per share for the same period in 2020. Net loss was $103.3 million, or $3.44 per share (basic and diluted) for the nine months ended September 30, 2021, compared to a net loss of $12.7 million, or $46.27 per share (basic and diluted) for the same period in 2020.

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About Nanatinostat

Nanatinostat (VRx-3996) is an orally available histone deacetylase (HDAC) inhibitor being developed by Viracta. Nanatinostat is selective for specific isoforms of Class I HDACs, which is key to inducing viral genes that are epigenetically silenced in EBV-associated malignancies. Nana-val (nanatinostat and valganciclovir) is being investigated in multiple subtypes of relapsed/refractory EBV+ lymphoma and in advanced EBV+ solid tumors in three clinical trials, one of which is a registration-enabling global, multicenter, open-label Phase 2 basket trial in relapsed/refractory EBV+ lymphoma (NAVAL-1).

About Vecabrutinib

Vecabrutinib is a selective, reversible, non-covalent inhibitor of Bruton's tyrosine kinase (BTK) and interleukin-2-inducible kinase (ITK). Vecabrutinib is being studied as a potential enhancer of efficacy and safety of CAR T-cell therapy.

About Viracta Therapeutics, Inc.

Viracta is a precision oncology company targeting virus-associated malignancies. Viracta's proprietary investigational drug, nanatinostat, is currently being evaluated in combination with the antiviral agent valganciclovir as an oral combination therapy in two Phase 2 clinical trials for EBV-positive (EBV+) lymphoma and one Phase 1b/2 trial in patients with EBV+ nasopharyngeal carcinoma and other EBV+ solid tumors. Viracta is also pursuing the application of its inducible synthetic lethality approach in other virus-related cancers.

For additional information please visit www.viracta.com.

Forward-Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the details, timeline and expected progress for Viracta’s ongoing trials; the expected data from the EBV+ solid tumor trial in 2022; Viracta’s plans to meet with the FDA to discuss preliminary results from the NAVAL-1 trial and amending the NAVAL-1 protocol to add patients as necessary to enable registration; Viracta’s plans to provide updates on NAVAL-1 in the second half of 2022; the significance of Viracta’s data being featured at the 2021 ASH Annual Meeting; Viracta's cash projections and the sufficiency its cash and cash equivalents to fund operations into 2024; the future availability of capital under Viracta’s credit facility; the expected 2021 milestones and key upcoming events and their significance; and other statements that are not historical facts. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing; Viracta's ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Viracta's competitors and its industry; the impact of government laws and regulations; Viracta's ability to protect its intellectual property position; and Viracta's estimates regarding future expenses, capital requirements and need for additional financing in the future.

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These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:

Ashleigh Barreto

Head of Investor Relations & Corporate Communication

Viracta Therapeutics, Inc.

abarreto@viracta.com

SOURCE Viracta Therapeutics, Inc.

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Viracta Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	Septemeber 30,	December 31,
	2021	2020
	(Unaudited)
Cash and cash equivalents	$110,983	$47,089
Total assets	$116,540	$48,305
Total liabilities	$12,565	$11,203
Stockholders' equity (deficit)	$103,975	$(46,200)

Viracta Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$7,088	$3,105	$16,558	$9,912
Purchased and acquired in-process research and development	4,000	-	88,478	-
General and administrative	3,711	887	11,422	2,777
Total operating expenses	14,799	3,992	116,458	12,689
Gain on Royalty Purchase Agreement	-	-	13,500	-
Loss from operations	(14,799)	(3,992)	(102,958)	(12,689)
Total other expense	(115)	(87)	(357)	(43)
Net loss and comprehensive loss	$(14,914)	$(4,079)	$(103,315)	$(12,732)
Net loss per share, basic and diluted	$(0.40)	$(14.22)	$(3.44)	$(46.27)
Weighted-average common shares outstanding, basic and diluted	37,353,418	286,833	29,995,784	275,204

Viracta Therapeutics, Inc.
Reconciliation of GAAP Loss from Operations to Adjusted Income (Loss) from Operations
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Loss from operations	$(14,799)	$(3,992)	$(102,958)	$(12,689)
Less: Purchased and acquired in-process research and development	4,000	-	88,478	-
Adjusted loss from operations	$(10,799)	$(3,992)	$(14,480)	$(12,689)

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